EXHIBIT 99.1
------------

START OF PAGE 15

     (d) In the event of the dissolution of the Partnership for any reason, the Partners shall have the option, upon the consent of all of them (other than any General Partner which may have become bankrupt, dissolved, terminated or withdrawn from the partnership and other than any Limited Partner which may have died or withdrawn from the Partnership or become bankrupt, dissolved or incompetent), to form a new partnership, on such terms and conditions as may be agreed upon, for the purpose of acquiring the Partnership Property and continuing the Partnership business. Unless the Partners so agree, the Partnership shall be liquidated and shall immediately commence to wind up its affairs. The Partners shall continue to share profits or losses during the period of liquidation in the same proportions as before dissolution. Subject to section 8(c) hereof, the Corporate General Partner in its sole discretion shall determine whether to sell any Partnership Property, including but not limited to real property, and if so, whether at a public or private sale, for what price and at what terms. If the Corporate General Partner determines to sell or otherwise dispose of any property or any interest therein, the Corporate General Partner shall not be required to do so promptly but shall have full right and discretion to determine the time and manner of such sales or sales having due regard to the activity and condition of the relevant market and general financial and economic conditions. After all such sales (if any), the Corporate General Partner shall pay all debts and liabilities of the Partnership, including all costs of dissolution and winding up, and then shall distribute the proceeds of such sales, together with all cash and other property then owned by the Partnership as follows:

     (i) The Corporate General Partner may set up any reserve it deems necessary for any contingent liabilities or obligations of the Partnership to Persons other than Partners arising out of or in connection with the Partnership. Such reserves will be paid over by the Corporate General Partner to a bank or trust company to act as escrow agent or to a reputable Person selected by the Corporate General Partner. Any such escrow agent will hold such reserves for payment of any of the aforementioned contingencies and, at the expiration of such period as the Corporate General Partner will designate, distribute the balance thereafter remaining in the manner provided in clause (ii) of this Section 13(d).

     (ii) Thereafter, in accordance with the provisions of Section 11(b) of this Agreement.

     (e) Each Limited Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and his Capital Contribution thereto and share of profits or losses thereof, and shall have no recourse therefor (upon dissolution or otherwise) against any General Partner or any Limited Partner. Upon dissolution and termination of the Partnership, the General Partner shall contribute to the Partnership an aggregate amount equal to (and except as provided in Section 9(b) shall not be obligated to contribute more than) the amount which is determined to be the smaller of (i) the deficit balance in their Capital Accounts at such termination or (ii) the excess of 1.01% of the Capital Contributions made by the Limited Partners over the aggregate Capital Contributions made by the General Partners under Section 6(b) hereof. Such capital contribution under (i) or (ii) is to be made .01% by the Corporate General Partner and 99.99% by the Associate General Partner. No Limited Partner shall have any right to demand or receive property other than cash at any time, including upon dissolution and termination of the Partnership.

     (f) Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership will terminate and the Corporate General Partner will have the authority to execute and record a Certificate of Cancellation of the Partnership as well as any and all other documents required to effectuate the dissolution and termination of the Partnership.

14.  ASSIGNMENT OF LIMITED PARTNERS' INTERESTS IN THE PARTNERSHIP

     (a) No Limited Partner shall assign, transfer, encumber or otherwise dispose of all or any part of his Interest otherwise than in accordance with the provisions of this Section 14, and any such purported assignment, transfer, encumbrance or other disposition which is not authorized by this Section 14 shall not be effective for any purpose.

     (b) Subject to the provisions of Sections 14(e) and 14(f)hereof, any Limited Partner at any time and from time to time shall have the right to assign, transfer, encumber or otherwise dispose of all or any part of his Interest to, or in trust for the benefit of, any Person, but no such assignee shall be or become a substituted Limited Partner except in accordance with Sections 14(c) and 14(d) hereof. Any Limited Partner so assigning all or part of his Interest is hereinafter called the "Assigning Limited Partner".

END OF PAGE 15

START OF PAGE 16

     (c) The Corporate General Partner may (but need not), in its sole discretion, consent to the appointment of an assignee of transferee (whether such assignee or transferee has acquired his interest in the Partnership by virtue of a voluntary assignment pursuant to Section 14(b) hereof, an involuntary transfer or a transfer by operation of law) of an Interest (or a part thereof) of a Limited Partner as a substituted Limited Partner in the Partnership entitled to all the rights and benefits of the Assigning Limited Partner under this Agreement; but no such assignee or transferee shall be or become a Limited Partner unless and until such assignee or transferee satisfies all conditions of this Section 14 and unless and until the Corporate General Partner in writing designates and appoints such person as a substituted Limited Partner. Notwithstanding the time at which such conditions shall have been satisfied, any assignee of an Interest (or a part thereof) shall be recognized as a holder of Interests as of the first day of the fiscal quarter next succeeding the fiscal quarter in which such assignment occurs. The Partners hereby consent and agree to such designation and appointment of a substituted Limited Partner by the Corporate General Partner, and agree that the Corporate General Partner may, on behalf of each Partner and on behalf of the Partnership, cause the Certificate of Limited Partnership of this Partnership to be appropriately amended.

     (d) Each substituted Limited Partner, as a condition to his admission as a Limited Partner, shall execute and acknowledge (including swearing to) such instruments (including, without limitation, the power of attorney required by Section 16 hereof), in form and substance satisfactory to the Corporate General Partner, as the Corporate General Partner shall reasonably deem necessary or desirable to effectuate such admission and to confirm the agreement of the substituted Limited Partner to be bound by all the terms and provisions of this Agreement with respect to the Interest (or portion thereof) acquired. All reasonable expenses, including attorneys' fees, incurred by the Partnership in connection with the transfer and substitution shall be paid by such substituted Limited Partner.

     (e) Anything in this Section 14 or elsewhere in this Agreement to the contrary notwithstanding, no assignment, transfer, encumbrance or other disposition to a minor or incompetent of all or any part of any Limited Partner's Interest in the Partnership shall be made or shall be effective, and further, no assignment, transfer, encumbrance, or other disposition of all or any part of any Limited Partner's Interest shall be made or shall be effective if such assignment, transfer, encumbrance or other disposition would (in the opinion of the Partnership's legal counsel, which shall be conclusive for this purpose) result in the termination of the Partnership for purposes of the then applicable provisions of the United States Internal Revenue Code.

     (f) Anything in this Section 14 or elsewhere in this Agreement to the contrary notwithstanding, no assignment, transfer, encumbrance or other disposition of all or any part of any Limited Partner's Interest in the Partnership shall be made or shall be effective unless (i) prior to the consummation thereof, all assignees and transferees with respect thereto shall have made to the Partnership in writing all of the representations set out in Sections 12(a), 12(b) and 12(c) of this Agreement, (ii) the General Partners' grant their consent (which may be withheld in their sole discretion) to such assignment, transfer, encumbrance or other disposition and (iii) if required in the discretion of the General Partners, the Partnership is provided with an opinion of its legal counsel, or other legal counsel satisfactory to the Partnership's counsel, stating that such assignment, transfer, encumbrance or other disposition is exempt from the Securities Act of 1933 and is permissible under all other applicable Federal and state securities laws without registration or qualification of any security or any Person.

     (g) Each Assigning Limited Partner, substituted Limited Partner and each assignee of any Interest (or portion thereof) shall indemnify and hold harmless the Partnership, every General Partner, every partner, officer, director, employee or Affiliate of a General Partner and every other Limited Partner who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of or arising from any actual or alleged misrepresentation, misstatement of facts or omission to state facts made (or omitted to be made) by such Assigning Limited Partner, substituted Limited Partner or assignee of an Interest (or portion thereof) in connection with any assignment, transfer, encumbrance or other disposition of all or any part of any Interest in the Partnership, against expenses for which the Partnership or such other Person has not otherwise been reimbursed (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by it or him in connection with such action, suit or proceeding; provided, however, that the foregoing indemnification shall not be valid as to any Partner who supplied the information which gave rise to any actual material misrepresentation, misstatement of facts or omission to state facts.

END OF PAGE 16

START OF PAGE 17

     (h) In the event a vote of the Limited Partners shall be taken pursuant to this Agreement for any reason, a Limited Partner shall, solely for the purpose of determining the Interest held by him in weighing his vote, be deemed the holder of any Interest assigned in part by him in respect of which the assignee has not become a substituted Limited Partner.

If the assignor of such Limited Partnership Interest has transferred his entire Interest, however, and the assignee of such Interest has not become a substituted Limited Partner pursuant to this Section 14, then neither the assignor of such Interest nor the assignee shall have any voting rights in the Partnership until such time as the assignee becomes a substituted Limited Partner.

     (i) In determining the ownership of any Interest for purposes of any distribution pursuant to Sections 11 or 13 hereof or allocation of profits or losses pursuant to Section 9 hereof, any such distribution shall be to the Person recognized as the holder of the Interest (or portion thereof) pursuant to Section 14(c) hereof as of the last day of the fiscal quarter with respect to which such distribution is made and any such allocation of profits or losses shall be made to the Person recognized as the holder of the Interest (or portion thereof) pursuant to Section 14(c) hereof as of the last day of the quarterly period in which the Partnership recognized such profits or losses for tax purposes.

     15.   INCAPACITY OF LIMITED PARTNER

     The death or legal incapacity of a Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the profits and losses of the Partnership, to receive distributions of Partnership assets and to assign any Interest pursuant to
Section 14 hereof shall, on the happening of such an event, devolve on his personal representative, or in the event of the death of one whose Interest is held in joint tenancy, pass to the surviving joint tenants, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. However, in no event shall such personal representative become a substituted Limited Partner except pursuant to Section 14 hereof. The estate of the Limited Partner shall be liable for all the obligations of the deceased or incapacitated Limited Partner.

     16.   POWER OF ATTORNEY

     The Limited Partners, jointly and severally, hereby irrevocably constitute and appoint the Corporate General Partner as their true and lawful attorney-in-fact, with full power of substitution, in their name, place and stead to make, execute, sign, acknowledge (including swearing to), record and file, on behalf of them and on behalf of the Partnership, the following:

     (a) A Certificate of Limited Partnership, a Certificate of Doing Business Under an Assumed Name, and any other certificates or instruments which may be required to be filed by the Partnership or any of the Partners under the laws of the State of Illinois and any other jurisdiction whose laws may be applicable;

     (b) A certificate of cancellation of the Partnership and such other instruments as may be deemed necessary or desirable by the Corporate General Partner upon the termination of the Partnership;

     (c) Any and all amendments of the instruments described in Sections 16(a) and 16(b) hereof, provided such amendments are either required by law to be filed, or are consistent with this Agreement (including, without limitation, any amendments admitting or substituting holders of Interests, or any portions thereof, as Limited Partners), or have been authorized by the particular Limited Partner or Partners; and

     (d) Any and all such other instruments as may be deemed necessary or desirable by the Corporate General Partner to carry out fully the provisions of this Agreement in accordance with its terms.

The foregoing grant of authority:

     (a)   Shall survive the delivery of an assignment by a Limited
Partner of the whole or any portion of his Interest and any assignee of a Limited Partner does hereby constitute and appoint the Corporate General Partner his attorney in the same manner and force and for the same purposes as does the assignor;

     (b) Is a Special Power of Attorney coupled with an interest, is irrevocable and shall survive the death or incapacity of the Limited Partner granting the power; and

     (c) May be exercised by the Corporate General Partner on behalf of each Limited Partner by a facsimile signature or by listing all of the Limited Partners executing any instrument with a single signature as attorney-in-fact for all of them.

END OF PAGE 17